ISSN 1718-8369	Exhibit 99.12

Volume 11, number 6	January 13, 2017

AT OCTOBER 31, 2016

Highlights for October 2016

In October, the budgetary balance within the meaning of the Balanced Budget Act showed a deficit of $495 million. The balance takes into account the deposit of $135 million in the Generations Fund. Compared to last year:

	—	own-source revenue decreased by $81 million, standing at $4.0 billion;

	—	federal transfers showed an increase of $108 million, reaching $1.6 billion;

	—	program spending increased by $284 million, amounting to $5.6 billion;

	—	debt service showed a decrease of $43 million, reaching $624 million.

—

On the basis of the cumulative results at October 31, 2016, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $1.2 billion, taking into account the deposit of $1.1 billion in the Generations Fund.

—	For 2016-2017, the October 2016 update of the Québec Economic Plan projects a balanced budget.

Summary of consolidated budgetary transactions
(millions of dollars)								(Unaudited data)
						Update of the
						Québec Economic Plan –
	October		April to October			October 2016
	2015	2016	2015-2016	2016-2017	Change (%)	2016-2017		Change (%)
GENERAL FUND
Revenue
Own-source revenue	4 085	4 004	31 786	32 296	1.6	58 183		1.4
Federal transfers	1 483	1 591	10 078	10 649	5.7	18 224		7.0
Total revenue	5 568	5 595	41 864	42 945	2.6	76 407		2.6
Expenditure
Program spending	–5 317	–5 601	–36 763	–37 965	3.3	–68 238		4.0
Debt service	–667	–624	–4 667	–4 410	–5.5	–7 959		0.1
Total expenditure	–5 984	–6 225	–41 430	–42 375	2.3	–76 197		3.5
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	102	137	966	650	—	–37		—
Health and social services and education networks	–5	–2	–10	–9	—	–23		—
Generations Fund	105	135	744	1 135	—	1 999		—
Total consolidated entities	202	270	1 700	1 776	—	1 939		—
SURPLUS (DEFICIT)	–214	–360	2 134	2 346	—	2 149	(2)	—
Contingency reserve	—	—	—	—	—	–150		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–105	–135	–744	–1 135	—	–1 999		—
BUDGETARY BALANCE(3)	–319	–495	1 390	1 211	—	—		—
Note:

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the General Fund and consolidated entities as published on page A.31 of The Québec Economic Plan – October 2016 Update.

(1)	Details of transactions by type of entity are presented on page 5 of this report.
(2)	Surplus excluding the contingency reserve of $150 million.
(3)	Budgetary balance within the meaning of the Balanced Budget Act.

❑	Cumulative results at October 31, 2016

■	Budgetary balance

For the period from April to October 2016, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $1.2 billion.

The October 2016 update of the Québec Economic Plan projects a balanced budget for the overall 2016-2017 fiscal year.

■	General Fund revenue

At October 31, 2016, revenue totalled $42.9 billion, an increase of $1.1 billion, or 2.6%, compared to October 31, 2015.

— Own-source revenue stood at $32.3 billion, up $510 million from the same time last year.

— Federal transfers amounted to $10.6 billion, up $571 million compared to October 31, 2015.

■	General Fund expenditure

Since the beginning of the fiscal year, expenditure has totalled $42.4 billion, an increase of $945 million.

— For the period from April to October 2016, program spending rose by $1.2 billion, or 3.3%, reaching $38.0 billion.

— The most significant changes were in the Health and Social Services ($693 million), Education and Culture ($250 million) and Economy and Environment ($324 million) missions.

— Debt service amounted to $4.4 billion, a decrease of $257 million compared to last year.

■	Consolidated entities

At October 31, 2016, the results of consolidated entities stood at $1.8 billion. These results include:

— a surplus of $650 million for non-budget-funded bodies and special funds;

— a $9-million deficit for the health and social services and education networks;

— dedicated revenues of $1.1 billion for the Generations Fund.

■	Net financial surplus (requirements)

At October 31, 2016, the consolidated net financial surplus stood at $289 million, an improvement of $1.6 billion over last year. Net financial surpluses reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)					(Unaudited data)
	October			April to October
	2015	2016	Change	2015-2016	2016-2017	Change
GENERAL FUND
Revenue
Own-source revenue	4 085	4 004	–81	31 786	32 296	510
Federal transfers	1 483	1 591	108	10 078	10 649	571
Total revenue	5 568	5 595	27	41 864	42 945	1 081
Expenditure
Program spending	–5 317	–5 601	–284	–36 763	–37 965	–1 202
Debt service	–667	–624	43	–4 667	–4 410	257
Total expenditure	–5 984	–6 225	–241	–41 430	–42 375	–945
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	102	137	35	966	650	–316
Health and social services and education networks	–5	–2	3	–10	–9	1
Generations Fund	105	135	30	744	1 135	391
Total consolidated entities	202	270	68	1 700	1 776	76
SURPLUS (DEFICIT)	–214	–360	–146	2 134	2 346	212
Consolidated non-budgetary surplus (requirements)	–1 460	1 068	2 528	–3 399	–2 057	1 342
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	–1 674	708	2 382	–1 265	289	1 554
(1)	Details of transactions by type of entity are presented on page 5 of this report.

General Fund revenue
(millions of dollars)					(Unaudited data)
	October			April to October
Revenue by source	2015	2016	Change (%)	2015-2016	2016-2017	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 395	1 288	–7.7	11 530	12 053	4.5
Contributions to Health Services Fund	546	626	14.7	3 995	4 140	3.6
Corporate taxes	240	159	–33.8	2 175	2 239	2.9
Consumption taxes	1 521	1 494	–1.8	11 022	10 924	–0.9
Other sources	114	137	20.2	949	984	3.7
Total own-source revenue excluding government enterprises	3 816	3 704	–2.9	29 671	30 340	2.3
Revenue from government enterprises	269	300	11.5	2 115	1 956	–7.5
Total own-source revenue	4 085	4 004	–2.0	31 786	32 296	1.6
Federal transfers
Equalization	793	836	5.4	5 554	5 851	5.3
Health transfers(1)	427	467	9.4	3 032	3 268	7.8
Transfers for post-secondary education and other social programs	130	136	4.6	934	951	1.8
Other programs	133	152	14.3	558	579	3.8
Total federal transfers	1 483	1 591	7.3	10 078	10 649	5.7
TOTAL	5 568	5 595	0.5	41 864	42 945	2.6
(1)

Amounts of $378 million and $342 million in health transfers were allocated in 2015-2016 and 2016-2017, respectively, to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. These allocations were spread over the year and have already been deducted from the health transfers. Had it not been for these allocations, the change would have been 6.4% instead of 7.8%.

General Fund expenditure
(millions of dollars)					(Unaudited data)
		October		April to October
Expenditure by mission	2015	2016	Change (%)	2015-2016	2016-2017	Change (%)
Program spending
Health and Social Services	2 647	2 757	4.2	18 736	19 429	3.7
Education and Culture	1 491	1 540	3.3	9 359	9 609	2.7
Economy and Environment	329	509	54.7	2 729	3 053	11.9
Support for Individuals and Families	504	476	–5.6	3 680	3 600	–2.2
Administration and Justice	346	319	–7.8	2 259	2 274	0.7
Total program spending	5 317	5 601	5.3	36 763	37 965	3.3
Debt service	667	624	–6.4	4 667	4 410	–5.5
TOTAL	5 984	6 225	4.0	41 430	42 375	2.3

Details of the transactions of consolidated entities
(millions of dollars)									(Unaudited data)
	October 2016
	Special funds	Generations Fund	Specified accounts purpose	Transfers(expenditures) related to the tax system	Non-budget-funded bodies	Health and education networks	(1)	Total	Consolidation adjustments	(2)	Total
Revenue	1 110	135	29	779	2 070	—		4 123	–2 178		1 945
Expenditure
Expenditure	–968	—	–29	–779	–1 825	–2		–3 603	2 090		–1 513
Debt service	–192	—	—	—	–58	—		–250	88		–162
Subtotal	–1 160	—	–29	–779	–1 883	–2		–3 853	2 178		–1 675
SURPLUS (DEFICIT)	–50	135	—	—	187	–2		270	—		270

	April to October 2016
	Special funds	Generations Fund	Specified accounts purpose	Transfers (expenditures) related to the tax system	Non-budget-funded bodies	Health and education networks	(1)	Total	Consolidation adjustments	(2)	Total
Revenue	8 056	1 135	410	3 711	13 910	—		27 222	–15 472		11 750
Expenditure
Expenditure	–6 541	—	–410	–3 711	–13 091	–9		–23 762	14 871		–8 891
Debt service	–1 277	—	—	—	–407	—		–1 684	601		–1 083
Subtotal	–7 818	—	–410	–3 711	–13 498	–9		–25 446	15 472		–9 974
SURPLUS (DEFICIT)	238	1 135	—	—	412	–9		1 776	—		1 776
(1)	The results of the networks are presented according to the modified equity method of accounting.
(2)	Consolidation adjustments include the elimination of program spending from the General Fund.

The next monthly report, which will present the results at November 30, 2016, will be published on February 10, 2017.

For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.